SHARE PURCHASE AGREEMENT

THIS AGREEMENT is made effective the ____ day of June 2021

BY AND AMONG:

BENJAMIN MARTIN PICKARD, of Belmont, Station Road, Lincoln, England, LN3 5BB

("Seller")

OF THE FIRST PART

AND:

PLYMOUTH ROCK TECHNOLOGIES INC., a company incorporated and registered in British Columbia with incorporation number BC0922905 whose registerd office is at Suite 206 - 1045 West 8th Avenue, Vancouver, British Columbia, V6H 1C3

(the "Buyer")

OF THE SECOND PART

AND:

TETRA DRONES LTD a company incorporated and registered in England and Wales with company number 10905036 whose registered office is at Unit 15, Wainer Close, Lincoln, England LN6 3RY

(the "Company")

OF THE THIRD PART

WITNESSES THAT WHEREAS:

(A) The Seller is the registered and beneficial owner of 100 ordinary shares of £1.00 each (the "Company Shares"), being all of the issued and outstanding shares in the capital of the Company;

(B) The Seller has agreed to sell to the Buyer, and the Buyer has agreed to buy from the Seller, all of  the Seller's legal and beneficial right, title and interest in and to the Company Shares on the terms and conditions as hereinafter set forth;

NOW THEREFORE THIS AGREEMENT WITNESSES that the parties AGREE as follows:

INTERPRETATION

Definitions

1.1 In this Agreement the following words and phrases have the meanings set forth after each:

(a) "Business Corporations Act" means the Business Corporations Act (British Columbia) in effect at the date of this Agreement;

(b)  "Buyer's Shares" means previously unissued common shares in the capital of the Buyer;

(c) "Buyer's Solicitors" means the law firm of Max Pinsky Personal Law Corp., of Vancouver, British Columbia;

(d) "Closing", means the completion of the transaction of sale and purchase provided for herein;

(e) "Closing Time" has the meaning ascribed in §5.1;

(f) "Company Shares" means all the issued and outstanding shares in the capital of the Company;

(g) "Director" means an individual holding the position of director of the Company;

(h) "Disclosed" shall mean fairly disclosed in the Disclosure Letter as well as all written correspondence (to include hyperlinks, attachments and enclosures therein) between the Buyer and the Seller prior to Closing.

(i) "Disclosure Letter" means the letter in agreed form from the Seller to the Buyer in relation to the warranties set out in §2.1.

(j) "Exchange" means the Canadian Securities Exchange;

(k) "Financial Statement Dates" means the dates of the balance sheets included in the Financial Statements;

(l) "Financial Statements" means the financial statements of the Company for the fiscal period ended August 31, 2020, consisting of a balance sheet as at the end of such period and a statement of retained earnings, income statement and statement of changes in financial position of the Company for such period, including the notes to such financial statements, copies of which have been Disclosed;

(m) "Material Contract" means a subsisting commitment, contract, agreement, instrument, lease or other document entered into by the Company, by which the Company is bound or to which it or its assets are subject and which has total payment obligations on the part of the Company which exceed $5,000 or is for a term of six months or more;

(n) "Person" includes an individual, corporation, body corporate, partnership, joint venture, association, trust or unincorporated organization or any trustee, executor, administrator or other legal representative thereof;

(o) "Purchase Price" means in the aggregate the sum of £350,000.00, paid as provided in §4.2;

(p) "Seller's Certificates" means the certificates of the Chief Executive Officer and Chief Financial Officer of the Company to be delivered at Closing pursuant to §6.1(a); and

(q) "Seller's Security Documents" shall mean a debenture in the agreed form to be executed by the Company and share pledge in the agreed form to be executed by the Buyer and Seller.

Interpretation

1.2 For the purposes of this Agreement, except as otherwise expressly provided herein:

(a) "this Agreement" means this Agreement as it may from time to time be supplemented or amended and in effect;

(b) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section, paragraph, subparagraph or other subdivision;

(c) a reference to a Part is to a Part of this Agreement, and the symbol § followed by a number or some combination of numbers and letters refers to the section, paragraph, subparagraph, clause or subclause of this Agreement so designated;

(d) the singular of any term includes the plural and vice versa;

(e) the word "or" is not exclusive and the word "including" is not limiting (whether or not non-limiting language such as "without limitation" or "but not limited to" or other words of similar import is used with reference thereto);

(f) each word used herein to which a meaning is ascribed in the Company Act will, unless otherwise defined herein or unless there is something in the subject matter or context inconsistent therewith, have the meaning so ascribed;

(g) all accounting terms not otherwise defined have the meanings assigned to them in accordance with generally accepted accounting principles applicable in Canada and applied on a basis consistent with previous years;

(h) a reference to a statute includes and is a reference to such statute and to the regulations made pursuant thereto with all amendments made thereto and in force from time to time, and to any statute or regulations that may be passed which have the effect of supplementing or superseding such statute or such regulations;

(i) where the phrase "to the best of the knowledge of" or a phrase of similar import is used, it will be a requirement that each person in respect of whom the phrase is used make such enquiries as are reasonably necessary to enable such person to make the statement or disclosure;

(j) the headings to the sections and subsections of this Agreement are inserted for convenience only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof;

(k) a reference to a corporate entity includes and is also a reference to any corporate entity that is a successor to such entity;

(l) the language in all parts of this Agreement will in all cases be construed as a whole and neither strictly for nor strictly against any party;

(m) the representations, warranties, covenants and agreements contained in this Agreement will not merge in the Closing and will continue in full force and effect from and after the Closing;

(n) every covenant, representation or warranty of the Seller contained herein will be their joint and several covenant, representation or warranty; and

(o) every reference to money in this Agreement and in the Financial Statements are or will be to money in lawful money of Canada, and if it is necessary to convert money from another currency to lawful money of Canada, such money will be converted to lawful money of Canada as at the Closing.

PART 2

REPRESENTATIONS AND WARRANTIES OF SELLER

Representations and Warranties

2.1 In order to induce the Buyer to enter into and to consummate the transactions contemplated by this Agreement, the Seller represents and warrants to the Buyer as follows:

Good Title to Shares

(a) The Seller owns and has good and marketable title to the Company Shares, as the legal and beneficial owner thereof, free of all liens, claims, charges, options and encumbrances whatsoever and such shares have been duly and validly issued and are fully paid;

Authority

(b) The Seller has due and sufficient right and authority to enter into this Agreement on the terms and conditions herein set forth and to transfer the legal and beneficial title and ownership of the Company Shares to the Buyer;

Agreement Valid

(c) this Agreement constitutes a valid and binding obligation of the Seller;

(d) at the Closing, the Seller shall not be a party to, bound by or subject to any indenture, mortgage, lease, agreement, instrument, statute, regulation, order, judgment, decree or law which would be violated, contravened or breached by or under which any default would occur as a result of the execution and delivery by Seller of this Agreement or the performance by Seller of any of the terms hereof;

No Options, etc.

(e) the Company Shares represent all of the issued and outstanding shares in the capital of the Company and no Person has any agreement or option, present or future, contingent, absolute or capable of becoming an agreement or option or which with the passage of time or the occurrence of any event could become an agreement or option to require the Company to

(i) allot or issue any further or other share in its capital or any other security convertible or exchangeable into any share in its capital, or

(ii) convert or exchange any security into or for any share in its capital, or

(iii) require the Company to purchase, redeem or otherwise acquire any issued and outstanding share in its capital;

Other Interests

(f) the Company does not own any share in or other security of, or have any interest in the assets or business of, any other Person;

2.2 In order to induce Buyer to enter into and to consummate the transactions contemplated by this Agreement, in addition to the representations and warranties set out in §2.1 the Seller and the Company jointly and severally represent and warrant to the Buyer as follows:

Organization and Good Standing of the Company

(a) the Company is duly incorporated and validly existing and in good standing under the laws of England and Wales and other applicable legislation, and has all necessary corporate power, authority and capacity to own its property and assets and to carry on its business as presently conducted;

(b) the Company is in good standing with respect to the filing of annual reports with the Registrar of Companies in England and Wales;

(c) neither the nature of the business of the Company nor the location or character of the property owned or in which the Company has any interest requires that the Company be registered or otherwise qualified or to be in good standing in any other jurisdiction;

Capitalization of Company

(d) the issued share capital of the Company is 100 ordinary shares of £1.00 per share, all of which are legally and beneficially owned by the Seller;

Financial Statements

(e) the Financial Statements have been prepared in accordance with accounting principles applied on a basis consistent with that of previous fiscal periods, and present fairly the financial position of the Company as at the Financial Statement Date and the results of the Company's operations and the changes in the Company's financial position for the period then ending;

Undisclosed Liabilities

(f) except to the extent reflected or reserved against in the Financial Statements or incurred after the Financial Statement Date in the ordinary and usual course of its business and Disclosed, the Company does not have any outstanding indebtedness or any liability or obligation (whether accrued, absolute, contingent or otherwise);

Changes

(g) since the Financial Statement Date there has not been

(i) any changes in the condition or operations of the business, assets or financial affairs of the Company which are, individually or in the aggregate, materially adverse, or

(ii) any damage, destruction or loss, labour trouble or other event, development or condition, of any character (whether or not covered by insurance) which is not generally known or which has not been disclosed to Buyer, which has or may materially and adversely affect the business, properties, assets or future prospects of the Company;

Accuracy of Records

(h) all material financial transactions of the Company have been accurately recorded in the books and records of the Company and such books and records fairly present the financial position and the corporate affairs of the Company

Unusual Transactions

(i) since the Financial Statement Date, the Company has not

(i) transferred, assigned, sold or otherwise disposed of any asset reflected in the Financial Statements or cancelled any debt or claim except in each case in the ordinary and normal course of its business,

(ii) incurred or assumed any obligation or liability (fixed or contingent), except unsecured current obligations and liabilities incurred in the ordinary and normal course of its business, other than as Disclosed,

(iii) issued or sold any share in its capital or any warrant, bond, debenture or other corporate security or issued, granted or delivered any right, option or other commitment for the issuance of any such or other security,

(iv) discharged or satisfied any lien or encumbrance, or paid any obligation or liability (fixed or contingent), other than current liabilities or the current portion of long-term liabilities disclosed in the Financial Statements or current liabilities incurred since that date in the ordinary and normal course of business,

(v) declared or made, or committed itself to make, any payment of any dividend or other distribution on or in respect of any share in its capital or purchased or redeemed or split, consolidated or reclassified any such share,

(vi) suffered any extraordinary loss or entered into any material commitment or transaction not in the ordinary and normal course of its business,

(vii) waived or surrendered any right of substantial value,

(viii) made any gift of money or of any property or asset to any Person,

(ix) purchased or sold any other assets other than as Disclosed,

(x) amended or changed or taken any action to amend or change its memorandum or articles,

(xi) increased or agreed to increase in a material amount the remuneration of, or paid or agreed to pay any pension, bonus, share of profits or other similar benefit to, any director, employee or officer or former director, employee or officer of the Company,

(xii) made any payment of any kind to or on behalf of Seller or any affiliate or associate of Seller or under any management agreement with the Company other than business-related expenses and salaries in the ordinary and normal course of its business and at the regular rates payable to them,

(xiii) mortgaged, pledged, subjected to lien, granted a security interest in or otherwise encumbered any of its assets or property, whether tangible or intangible, or

(xiv) authorized or agreed or otherwise become committed to do any of the foregoing;

Assets

(j) the Company has good and marketable title to all of the assets described as Disclosed and to the other properties, interests in properties and assets, real and personal, including those reflected in the Financial Statements or acquired since the Financial Statement Date (except as since transferred, sold or otherwise disposed of in the ordinary and normal course of business), free and clear of all mortgages, pledges, liens, title retention agreements, Encumbrances or charges of any kind or character except as disclosed herein and none of the Company's properties or assets is in the possession of or under the control of any other Person;

Leased Equipment

(k) a true and complete list of all equipment, other personal property and fixtures in the possession or custody of the Company, if any, which, as of the date hereof, is leased or is held under license or similar arrangement and accurately describes the leases, licenses, agreements or other documentation relating thereto has been Disclosed;

(l) all rental or other payments required to be paid by the Company pursuant to such leases or licenses have been duly paid and the Company is are not otherwise in default in meeting its obligations thereunder;

Collectability of Accounts Receivable

(m) the accounts receivable shown in the Financial Statements or acquired after the date thereof by the Company have been recorded by the Company in accordance with its usual accounting practices;

(n) the reserves taken for doubtful or bad accounts is adequate based on the past experience of the Company and is consistent with the accounting procedures used by the Company in previous fiscal periods, and there is nothing which indicates that such reserve is not adequate or that a higher reserve should be taken;

Real Property

(o) accurate descriptions of all real property in respect of which the Company holds an interest, whether freehold, leasehold or otherwise, if any, have been Disclosed;

(p) the Company is not party to or bound by any lease of real property other than those Disclosed and all interests held by the Company whether as owner or as lessee are free and clear of any and all liens, charges and encumbrances of any nature and kind except as Disclosed;

(q) all rental and other payments required to be paid by the Company pursuant to such leases have been duly paid and the Company is not otherwise in default in meeting its obligations under any such lease;

Material Contracts

(r) except for any liens, charges and encumbrances, any equipment and other personal property leases and agreements, any real property leases,  contracts and agreements deemed Disclosed, the Company is not party to or bound by any material contract or commitment, whether oral or written, and the contracts and agreements Disclosed are all in full force and effect and unamended, no material default exists in respect thereof on the part of any other party thereto, the Seller is not aware of any intention on the part of any other party thereto to terminate or materially alter any such contract or agreement and all the present outstanding material contracts entered into by the Company in the course of carrying on its business have been Disclosed;

Employment Contracts

(s) there is no written or oral contract of employment, either of service or for service, or collective agreement entered into with any employee employed by the Company other than those Disclosed, if any;

(t) the contracts of employment, details of which have been Disclosed, if any, are all in full force and effect as of the date hereof and the Company is not in default under any of the provisions thereof;

Benefit Plans

(u) a full description of all benefit and pension plans established by the Company for its employees, if any, in effect at the date of this Agreement and all such benefit or pension plans are registered where required by and are in good standing under all applicable legislation has been Disclosed;

Employees, Etc.

(v) particulars of the material terms and conditions of employment or engagement of such persons, including rates of remuneration, benefits and positions held has been Disclosed for all employees of the Company;

(w) each employee has been paid all wages, income and other amounts due and owing to the employee by the Company as at the end of the most recent completed pay period;

(x) the Seller is not aware of any labour conflict with any of the Company's employees which might reasonably be expected to have a materially adverse effect on the operations of the Company;

Guarantees

(y) the Company does not have any obligation of guarantee with respect to any obligation of any other Person;

(z) the Company does not have any obligation of indemnity or contingent or indirect obligation with respect to any obligation of any other Person (including any obligation to service the debt of or otherwise acquire an obligation of any other Person or to supply funds to, or otherwise maintain any working capital or other balance sheet condition of any other Person);

Conflicting Agreements

(aa) the Company is not party to, bound by or subject to any indenture, mortgage, lease, agreement, instrument, judgment or decree which would be violated or breached by, or under which default would occur or which could be terminated, cancelled or accelerated, in whole or in part, as a result of the execution and delivery of this Agreement or the consummation of any of the transactions provided for herein;

Litigation

(bb) other than as Disclosed, there is no suit, action, litigation, arbitration proceeding or governmental proceeding, including any appeal or application for review, in progress, pending or threatened against, or relating to the Company or affecting any of their respective properties or assets or business which might materially and adversely affect the properties, assets, business, future prospects or financial condition of the Company;

(cc) there is not presently outstanding against the Company any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator;

Withholding

(dd) all amounts required to be withheld by the Company from its employees' salaries and to be paid to any governmental body pursuant to any statute have been withheld and paid;

Corporate Records

(ee) to the best of the knowledge of the Seller, the Company has kept all records required to be kept by the Companies Act 2006 and any other applicable corporate and other legislation and such records are complete and accurate and contain all minutes of all meetings of directors and members of the Company;

No Approvals Required by Seller

(ff) no authorization, approval, order, license, permit or consent of any governmental authority, regulatory body or court, and no registration, declaration or filing by any Seller or the Company with any such governmental authority, regulatory body or court is required in order

(i) for Seller to incur the obligations expressed to be incurred by Seller pursuant to this Agreement,

(ii) for Seller to execute and deliver all of the documents and instruments to be delivered by Seller pursuant to this Agreement,

(iii) for Seller to duly perform and observe the terms and provisions of this Agreement, or

(iv) to render this Agreement legal, valid, binding and enforceable in accordance with its terms;

Permits and Licences

(gg) to the best of the knowledge of the Seller, the Company holds all permits, licenses, consents and authorities issued by any government or governmental authority, or any municipal, regional or other authority, or any subdivision thereof, including any governmental department, commission, bureau, board or administrative agency, which are necessary or desirable in connection with the conduct and operation of the Company's business, and the ownership or leasing of its assets as they are now owned, leased, conducted or operated is not in breach of or in default under any term or condition of any thereof;

Filings

(hh) the Company

(i) has duly filed in a timely manner

(A) all Corporation Tax returns and election forms and the tax returns of any other jurisdiction required to be filed and all such returns and forms have been completed accurately and correctly in all respects, and

(B) all applicable returns, and other reports and information required to be filed with all applicable government authorities, agencies or regulatory bodies,

(ii) has paid all taxes (including local taxes, assessments or other imposts in respect of its income, business, assets or property) and all interest and penalties thereon with respect to the Company, for all previous years and all required quarterly instalments due for the current fiscal year has been paid, and

(iii) has provided adequate reserves for all taxes for the periods covered by, and such reserves are reflected in, the Financial Statements,

and there is no agreement, waiver or other arrangement providing for an extension of time with respect to the filing of any tax return, or payment of any tax, governmental charge or deficiency by the Company nor is there any action, suit, proceeding, investigation or claim now threatened or pending against the Company in respect of, or discussions underway with any governmental authority relating to, any such tax or governmental charge or deficiency;

Additional Tax Matters

(ii) the Company has not

(i) acquired or had the use of any property from a person with whom it was not dealing at arm's length other than at fair market value,

(ii) disposed of anything to a person with whom it was not dealing at arm's length for proceeds less than the fair market value thereof, or

(iii) discontinued carrying on any business in respect of which any non-capital loss was incurred, and any non-capital losses which the Company has are not losses from property or business investment losses;

Contingent Liabilities

(jj) there is no contingent tax liability nor any ground which would prompt a reassessment, including aggressive treatment of income or expense in filing tax returns for previous years;

Statements Attached to Tax Returns

(kk) the financial statements and schedules attached to the Corporation Tax returns as filed by the Company for each of its taxation years reflected and disclosed all transactions to which the Company was party as required by applicable revenue laws and all of the transactions to which the Company was or is a party were reflected or disclosed in such financial statements and schedules, and the Corporation Tax returns and schedules have been duly and accurately completed as required by such laws;

Shareholder Loans

(ll) there are no outstanding shareholder loans owing by the Company to the Seller, and the loan payable by the Company to Mr. Martin Pickard is without interest;

Breach of Material Contracts

(mm) so far as the Seller is aware all Material Contracts are valid and subsisting and no material default exists thereunder;

Indebtedness to Seller

(nn) except for the payment of salaries and reimbursement for out-of-pocket expenses in the ordinary course and except for amounts Disclosed, the Company will not at Closing be indebted on any account to the Seller or to any director, officer or employee of the Company or any affiliate or associate of any of them;

Condition of Assets

(oo)  all assets and all other plant, machinery, facilities and equipment used by the Company in connection with its business is in good operating condition and in a good state of maintenance and repair for equipment of similar age relative to the standards of maintenance and repair maintained by those carrying on similar businesses;

Conduct of Business

(pp) to the best of the knowledge of the Seller, the conduct of business by the Company on any lands from which it operates its business is not subject to any restriction or limitation other than those registered against title to the lands, contained in applicable zoning regulations or that are of general application and the conduct of any such business is not in contravention of any law, regulation or order or any court or other body having jurisdiction including zoning requirements;

Survival

2.3 The Seller covenants, represents and warrants to and in favour of and with Buyer that all of the representations and warranties set forth in §2.1 will be true and correct at the Closing Time as if made on that date.

Qualification

2.4 All warranties and representations given or made by the Seller pursuant to this Agreement are subject to the matters Disclosed.

Reliance

2.5 Save in so far as matters have been Disclosed, the Seller acknowledges and agrees that Buyer has entered into this Agreement relying on the warranties and representations and other terms and conditions of this Agreement notwithstanding any independent searches or investigations that may be undertaken by or on behalf of Buyer and that no information which is now known or should be known or which may hereafter become known to Buyer or Buyer's officers, directors or professional advisers will limit or extinguish Buyer's right to indemnification hereunder.

PART 3

REPRESENTATIONS AND WARRANTIES OF BUYER

Representations and Warranties

3.1 In order to induce the Seller to enter into and to consummate the transactions contemplated by this Agreement the Buyer hereby represents and warrants to the Seller that:

Organization and Good Standing

(a) The Buyer is a company duly organized, validly existing and in good standing under the laws of British Columbia with respect to the filing of annual reports;

Authority Relative to this Agreement

(b) The Buyer has all necessary corporate power, authority and capacity to acquire the Shares and to perform the Buyer's obligations hereunder, and the execution and delivery of this Agreement has been duly authorized by all necessary corporate action on the part of the Buyer and this Agreement constitutes a valid and binding obligation of the Buyer.

(c) The Buyer is not a party to, bound by or subject to any indenture, mortgage, lease, agreement, instrument, statute, regulation, order, judgment, decree or law which would be violated, contravened or breached by or under which any default would occur as a result of the execution and delivery by the Buyer of this Agreement or the performance by the Buyer of any of the terms hereof; and

Public Record

(d) the Buyer's public disclosure record in connection with its business and financial condition as found at www.SEDAR.com is true and correct in all material respects and omits no information required so that the information therein contained is not misleading.

3.2 The Buyer covenants, represents and warrants with and in favour of the Seller that all of the representations and warranties set forth in Part 3 will be true and correct at the Closing Time as if made on that date.

Survival

3.3 Notwithstanding any investigation or enquiry made by the Seller before the Closing, or the waiver of any condition by the Seller, the representations and warranties of Buyer contained in this Agreement will survive the Closing and continue in full force and effect.

Reliance

3.4 The Buyer acknowledges and agrees that the Seller has entered into this Agreement relying on the warranties and representations and other terms and conditions of this Agreement notwithstanding any independent searches or investigations that may be undertaken by or on behalf of the Seller and that no information which is now known or should be known or which may hereafter become known to any of the Seller or his professional advisers will limit or extinguish the right to indemnification hereunder.

PART 4

SALE AND PURCHASE

Shares

4.1 Based and relying on the representations and warranties set forth in Part 3, the Buyer agrees to purchase the Company Shares from the Seller, and the Seller agrees to sell the Company Shares to the Buyer, free and clear of all liens, claims, charges, options and encumbrances whatsoever on the terms and conditions hereinafter set forth.

Payment of Purchase Consideration

4.2 In consideration of the sale and assignment to the Buyer of the Company Shares, the Buyer hereby agrees to pay the Purchase Price, to the Seller as follows:

Cash Consideration

(a) The sum of £35,000.00 (the "Initial Payment") within seven (7) days of execution of this Agreement by all parties - to be paid to Mr. Martin Pickard at the direction of the Seller in reduction of the balance owing by the Company to Mr. Martin Pickard;

(b) The sum of £35,000.00 (the "Second Payment") within 21 days of the Initial Payment - to be paid to Mr. Martin Pickard at the direction of the Seller in reduction of the balance owing by the Company to Mr. Martin Pickard;

(c) The sum of £140,000.00 (the "Third Payment") within 120 days of the Second Payment - to be paid to Mr. Martin Pickard at the direction of the Seller to the extent there is any balance owing by the Company to Mr. Martin Pickard as of the date of the Third Payment; and

(d) The sum of £140,000.00 (the "Final Payment") within 120 days of the Third Payment.

4.3 All payments to be made to the Seller under this agreement shall be made in pound sterling (£) by electronic transfer of immediately available funds to an account nominated to the Buyer by the Seller.

4.4 The Initial Payment, Second Payment, Third Payment and Final Payment shall be secured by the Seller's Security Documents.

4.5 The Seller shall be entitled to demand immediate payment of the outstanding balance of the Initial Payment, Second Payment, Third Payment and Final Payment if any of the following events occur:

(a) The non-payment of any amounts due from the Buyer to the Seller in accordance with the terms of this agreement;

(b) The Buyer suspends, or threatens to suspend, payment of its debts or is unable to pay its debts as they fall due or admits inability to pay its debts or is deemed unable to pay its debts;

(c) Any steps, actions, proceedings or orders in respect of insolvency occurring or being taken in respect of the Buyer or the Company in any jurisdiction;

(d) The completion of a sale, transfer or disposal of a controlling interest of the Buyer or the Company to any third party (such third party not being a member of the Buyer's group).

4.6 Except as directed in §4.2 above, the Seller agrees to pay on behalf of the Company all money owed at Closing to Martin Pickard by the Company. The Seller shall indemnify the Company against all demands for repayment of monies owed to Martin Pickard by the Company, limited always to such amount owing at Closing.

PART 5

CLOSING

Closing Time and Location

5.1 The Closing will be completed at 10:00 a.m. on a date to be determined by the Buyer on or before June 4, 2021, which shall be a date that shall be two business days following final approval of the transactions contemplated hereby of the Exchange.  Closing shall occur at the offices of the Buyer's Solicitors, Suite 700 - 1199 West Hastings Street, Vancouver British Columbia, or at such other time or at such other location as is agreed in writing by the parties (the "Closing Time").

Seller's Closing Documents

5.2 At the Closing, the Seller will deliver, or cause to be delivered, to the Buyer the documents set forth in §6.1(g) and such other documents as the Buyer reasonably requires to perfect the sale and purchase intended hereby.

Buyer's Closing Documents

5.3 At the Closing, the Buyer will deliver to the Seller:

(a) the Seller's Security Documents and any schedules or enclosures mentioned therein duly executed by the appropriate person; and

(b) a signed acknowledgement of the Disclosure Letter.

PART 6

CONDITIONS PRECEDENT TO PERFORMANCE BY BUYER
OF ITS OBLIGATIONS UNDER THIS AGREEMENT

Buyer's Conditions

6.1 The obligations of the Buyer to complete the purchase of the Shares at the Closing will be subject to the satisfaction of, or compliance with each of the following conditions precedent:

Truth and Accuracy of Representations of Seller At Closing

(a) the representations and warranties of the Seller made in Part 2 are true and correct in all material respects as at the Closing and with the same effect as if made at and as of the Closing and the Seller has complied in all material respects with his obligations and covenants hereunder.  The Seller will cause a certificate of the Chief Executive Officer and Chief Financial Officer of the Company to be provided in a form requested by Buyer's Solicitors which will confirm as of Closing the accuracy of the representations made herein about the Company by the Seller;

Performance of Obligations

(b) the Company has performed and complied with all the obligations to be performed and complied with by it;

Absence of Injunctions, Etc.

(c) no injunction or restraining order of any Court or administrative tribunal of competent jurisdiction is in effect prohibiting the transactions contemplated hereby and no action or proceeding has been instituted or is pending before any Court or administrative tribunal to restrain or prohibit the transactions between the parties contemplated hereby;

Absence of Change of Conditions

(d) save for the Coronavirus pandemic of 2019 and which continues, no event has occurred or condition or state of facts of any character has arisen or legislation (whether by statute, rule, regulation, by-law or otherwise) been introduced which might reasonably be expected to have a materially adverse effect upon the financial condition, results of operations or business prospects of the Company;

Absence of Damages, Etc.

(e) no damage, destruction or loss to any property of the Company has occurred

(i) that is not adequately covered by insurance (less amounts which are "deductibles" under such insurance where such "deductibles" do not exceed $50,000), or

(ii) where the cost of repairing or replacing all such property exceeds $50,000 in total;

Regulatory Approval

(f) the Buyer will have obtained all such regulatory approvals for the transactions contemplated hereby as may be required in the opinion of Buyer's Solicitors;

Closing Documentation

(g) the Buyer receives from the Seller and, where applicable, the Company the following closing documentation:

(i) signed completion minutes of a meeting of the board of directors of the Company authorizing the transfer of the Company Shares, the registration of the Company Shares in the name of Buyer and the issuance of share certificates representing the Company Shares registered in the name of Buyer and appointing a nominee of the Buyer as a director of the Company (subject to the payment of Stamp Duty);

(ii) original share certificate held by the Buyer relating to his shareholding in the Company;

(iii) a transfer of the sale shares, in agreed form, executed by the Seller in favour of the Buyer;

(iv) a share certificate registered in the name of Buyer, signed by a director of the Company representing 100% the Company Shares;

(v) a release, in form and substance satisfactory to Buyer, acting reasonably, executed by the Seller in favour of the Company releasing the Company from any and all manner of, claims, demands and liabilities whatsoever, in law or equity, which Seller ever had, now has, or may have against the Company for or by reason of any matter, cause or thing whatsoever done or omitted to be done by the Company up to the Closing other than in respect of obligations of the Company to Seller arising in respect of

(A) ongoing obligations to him agreed to in writing by the Buyer,

(B) earned but unpaid salary and unpaid benefits for the then current pay period, and

(C) any obligations of the Company pursuant to indemnities granted to such persons by the Company in connection with their acts as directors of the Company otherwise than in respect of any act or omission which would constitute a default or breach pursuant to this Agreement or which render any representation or warranty given hereunder untrue or inaccurate;

(vi) financial statements of the Company as of April 30, 2021, in form and substance satisfactory to the Buyer in its sole discretion;

(vii) a letter, in agreed form, from the Seller confirming that they ceased to be a registrable person (within the meaning of section 790C of the Companies Act 2006) in relation to the Company;

(viii) all other necessary consents, waivers, including waivers of pre-emptive rights, and authorizations required to enable the transfer of the Shares to Buyer as provided for in this Agreement;

(ix) the corporate minute books and all other books and business records of the Company

6.2 The conditions set forth in §6.1 are for the exclusive benefit of Buyer and may be waived by Buyer in writing in whole or in part on or before the Closing.

PART 7

CONDITIONS PRECEDENT TO PERFORMANCE BY
SELLER OF HIS OBLIGATIONS UNDER THIS AGREEMENT

Seller's Conditions

7.1 The obligations of the Seller to complete the sale of Company Shares hereunder will be subject to the satisfaction of or compliance with, at or before the Closing Time, each of the following conditions precedent:

Truth and Accuracy of Representations of Buyer at Closing Time

(a) all of the representations and warranties of the Buyer set forth in Part 3 will be true and correct in all material respects as at the Closing Time and with the same effect as if made at and as of the Closing Time;

Performance of Agreements

(b) the Buyer will have complied with and/or performed all its obligations, covenants and agreements herein to include ensuring that the Security Documents are correctly registered and become effective in accordance with the local laws governing the Buyer; and

Reporting Issuer

(c) the Buyer being a "reporting issuer" within the meaning of applicable securities legislation, not in default of any of its obligations as a reporting issuer and no orders have been issued by applicable securities regulations or the Exchange preventing the transaction or the trading of any of the Buyer's Shares.

New Service Agreement

(d) the Buyer will procure that Plymouth Rock Technologies UK Limited, a company in the Buyer's group, delivers to the Seller a duly executed contract of employment, in agreed form, between Plymouth Rock Technologies UK Limited and the Seller.

(e) the Buyer will procure that the contract of employment referred to at paragraph (d) above is executed simultaneously to this agreement.

7.2 The conditions set forth in §7.1 are for the exclusive benefit of the Seller and may be waived by the Seller in writing in whole or in part on or before the Closing.

PART 8

CONDUCT OF BUSINESS BEFORE CLOSING

Conduct

8.1 Except as otherwise contemplated or permitted by this Agreement, during the period from the date of this Agreement to the Closing, the Seller will cause the Company to do the following:

Conduct Business in Ordinary Course

(a) conduct the Company's business in the ordinary and normal course thereof and not, without the written consent of the Buyer, enter into any transaction which would constitute a breach of the representations, warranties or agreements contained herein;

Perform Obligations

(b) comply with all laws affecting the operation of the Company's businesses and pay all required taxes;

PART 9

EXAMINATIONS AND WAIVERS

Access for Investigation

9.1 The Seller will permit the Buyer and its employees, agents, legal counsel, accountants and other representatives, between the date hereof and the Closing, to have access during normal business hours to the premises and to all the employees, books, accounts, records and other data of the Company (including all corporate, accounting and tax records and any electronic or computer accessed data) and to the properties and assets of the Company and the Company will furnish, and require that the Company's principal bankers, appraisers and independent auditors and other advisors furnish, to the Buyer such financial and operating data and other information with respect to the business, properties and assets of the Company as the Buyer will from time to time reasonably request to enable confirmation of the matters warranted in Part 2.

9.2 It is also the intention of the parties that the Buyer will be entitled to meet with the Company's advisors and suppliers before Closing if it desires.

Disclosure of Information

9.3 Until the Closing Time and, in the event of the termination of this Agreement without consummation of the transactions contemplated hereby, thereafter, the Buyer will use its best efforts to keep confidential any information (unless otherwise required by law or such information is readily available or becomes readily available, from public or published information or sources) obtained from the Company.

9.4 If this Agreement is so terminated, promptly after such termination all documents, work papers and other written material obtained from a party in connection with this Agreement and not theretofore made public (including all copies and photocopies thereof), will be returned to the party which provided such material.

PART 10

INDEMNITIES

Indemnification of Buyer

10.1 The Seller will indemnify the Buyer against all liabilities, claims, demands, actions, causes of action, damages, losses, costs or expenses (including legal fees on a solicitor and the solicitor's own client basis) suffered or incurred by Buyer, directly or indirectly, by reason of or arising out of

(a) the untruth of any warranty or representation on the part of Seller set forth in Part 2 except where qualified by documents or information deemed Disclosed, or

(b) a breach of any agreement, term or covenant on the part of that Seller made or to be observed or performed pursuant hereto,

which liabilities, claims, demands, actions, causes of action, damages, losses, costs and expenses are collectively referred to as the "Buyer's Losses";

Indemnification of Seller

10.2 The Buyer will indemnify the Seller against all liabilities, claims, demands, actions, causes of action, damages, losses, costs or expenses (including legal fees on a solicitor and the solicitor's own client basis) suffered or incurred by the Seller, directly or indirectly, by reason of or arising out of

(a) the untruth of any warranty or representation on the part of the Buyer set forth in Part 3, or

(b) a breach of any agreement, term or covenant on the part of the Buyer made or to be observed or performed pursuant hereto,

Which liabilities, claims, demands, actions, causes of action, damages, losses, costs and expenses are collectively referred to as "Seller's Losses".

Claims Under Seller's Indemnity

10.3 If any claim is made by any Person against the Buyer in respect of which the Buyer may incur or suffer damages, losses, costs or expenses that might reasonably be considered to be subject to the indemnity obligation of Seller as provided in §10.1 the Buyer will notify the Seller as soon as reasonably practicable of the nature of such claim and the Seller will be entitled (but not required) to assume the defence of any suit brought to enforce such claim.

10.4 The defence of any such claim (whether assumed by the Seller or not) will be through legal counsel and will be conducted in a manner acceptable to the Buyer and the Seller, acting reasonably, and no settlement may be made by the Seller or the Buyer without the written consent of the others.

10.5 If the Seller assumes the defence of any claim then the Buyer and the Buyer's counsel will cooperate with the Seller and his counsel in the course of the defence, such cooperation to include using reasonable best efforts to provide or make available to the Seller and his counsel documents and information and witnesses for attendance at examinations for discovery and trials.

10.6 The reasonable legal fees and disbursements and other costs of such defence will, from and after such assumption, be borne by the Seller.

10.7 If the Seller assumes the defence of any claim and the Buyer retains additional counsel to act on its behalf, the Seller and his counsel will cooperate with the Buyer and its counsel, such co-operation to include using reasonable best efforts to provide or make available to the Buyer and its counsel documents and information and witnesses for attendance at examinations for discovery and trials.

10.8 All fees and disbursements of such additional counsel will be paid by the Buyer.

10.9 If the Seller and the Buyer are or become parties to the same action, and the representation of all parties by the same counsel would be inappropriate due to a conflict of interest, then the Buyer and the Seller will be represented by separate counsel and the costs associated with the action will be borne by the parties incurring such costs.

Claims Under Buyer's Indemnity

10.10 If any claim is made by any Person against the Seller in respect of which the  Seller may incur or suffer damages, losses, costs or expenses that might reasonably be considered to be subject to the indemnity obligation of the Buyer as provided in §10.22, Seller will notify the Buyer as soon as reasonably practicable of the nature of such claim and Buyer will be entitled but not required) to assume the defence of any suit brought to enforce such claim.

10.11 The defence of any such claim (whether assumed by the Buyer or not) will be through legal counsel and will be conducted in a manner acceptable to the Seller and the Buyer, acting reasonably, and no settlement may be made by the Buyer or the Seller without the written consent of the others.

10.12 If the Buyer assumes the defence of any claim, the Seller and the Seller's counsel will cooperate with the Buyer and its counsel in the course of the defence, such cooperation to include using reasonable best efforts to provide or make available to the Buyer and its counsel documents and information and witnesses for attendance at examinations for discovery and trials.

10.13 The reasonable legal fees and disbursements and other costs of such defence will be borne by Buyer.

10.14 If the Buyer assumes the defence of any claim and the Seller retains additional counsel to act on their behalf then the Buyer and its counsel will cooperate with the Seller and his counsel, such cooperation to include using reasonable best efforts to provide or make available to the Seller and his counsel documents and information and witnesses for attendance at examinations for discovery and trials.

10.15 All fees and disbursements of such additional counsel will be paid by the Seller.

10.16 If the Buyer and the Seller are or become parties to the same action, and the representation of all parties by the same counsel would be inappropriate due to a conflict of interest, then the Seller and the Buyer will be represented by separate counsel and, the costs associated with the action will be borne by the parties incurring such costs.

PART 11

GENERAL

Limits on Liability

11.1 The aggregate liability of the Seller for all claims for breach of any of the warranties given by the Seller under Part 3 of this agreement and under any of indemnities given by the Seller herein shall not exceed an amount equal to the Purchase Price and any given time shall not exceed any portion of the Purchase Price then received by the Seller.

11.2 The Seller shall not be liable for a claim for breach of any of the warranties given by the Seller under Part 3 of this agreement nor under any of indemnities given by the Seller herein unless:

(a) the Seller's liability in respect of such claim exceeds £2,700; and

(b) the amount of the Seller's liability in respect of such claim, either individually or when aggregated with their liability for all other breach of warranty or indemnity claims exceeds £15,000 in which case the Seller shall be liable for the whole amount of the Claim and not just the amount above the threshold specified in this §11.2(b).

11.3 The Seller shall not be liable for a claim for breach of any of the warranties given by the Seller under Part 3 of this agreement nor under any of indemnities given by the Seller herein unless notice in writing of such claim, summarising the nature of the claim (in so far as it is known to the Buyer) and, as far as is reasonable practicable, the amount claimed, has been given by or on behalf of the Buyer to the Seller on or before the date that is 24 months from Closing.

Public Notices

11.4 The Buyer shall be entitled to make public disclosure of this agreement, provided that such public disclosure has been previously approved by the Seller, except that the Buyer may make a press release or filing with a regulatory authority if counsel for the Buyer advises that such press release or filing is necessary and the Buyer has provided a draft copy of such news release or filing to the Seller for review and comment at least 24 hours prior to the dissemination or filing thereof.

Expenses

11.5 All costs and expenses: incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expense.

Time

11.6 Time will be of the essence hereof.

Notices

11.7 Any notice, consent, waiver, approval, report, authorization or other communication which any party is required or may desire to give to or make upon any other party pursuant to this Agreement will be effective and valid only if in writing and actually delivered (including by telecopy) to the second-mentioned party at the following address of the second-mentioned party:

(a)	To the Buyer:

Plymouth Rock Technologies Inc.
206 - 1045 8th Avenue
Vancouver, British Columbia
Attention:  CFO
Tel:  (604)
Fax: (604)

With a copy to:

Max Pinsky Personal Law Corporation
Suite 700 - 1199 West Hastings Street
Vancouver, British Columbia  V6E 3T5
Tel: (604)  689-9930
Fax: (604) 689-9940

(b)	To the Seller and/or the Company:

c/o Mr. Ben Pickard Unit 15, Wainer Close, Lincoln, England LN6 3RY Tel: 07477044204 Fax: N/A

or at such other address as the party to whom such writing is to be given will have last notified to the party giving it in the manner provided in this §Error! Reference source not found..

11.8 A notice so mailed will be deemed to have been given and received on the day of delivery if it arrives before 2:00 PM or the next business day after such time or the second day after the date of mailing unless at the time of mailing or within two business days thereafter there occurs a postal interruption which could have the effect of delaying the mail in the ordinary course, in which case a notice will be effectively given only if actually delivered or sent by telecopy.

11.9 A notice delivered or telecopied to the party to whom it is addressed will be deemed to have been given and received on the day it is delivered or transmitted, except that if that day is not a business day then the notice will be deemed to have been given and received on the next business day after that day.

Governing Law

11.10 This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia and the parties submit and attorn to the jurisdiction of the Courts of the Province of British Columbia

Severability

11.11 If any one or more of the provisions contained in this Agreement is invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision or provisions will not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby, unless in either case as a result of such determination this Agreement would fail in its essential purpose.

Entire Agreement

11.12 This Agreement constitutes the entire agreement between the parties and supersedes all previous agreements and understandings, oral or written, by and between any of the parties with respect to the subject matter hereof.

Further Assurances

11.13 The parties will with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated hereby, and each party will provide such further documents or instruments required by the other party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions whether before or after the Closing.

Enurement

11.14 This Agreement and each of the terms and provisions hereof will enure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, personal representatives, successors and assigns.

INTENTIONALLY BLANK TO THE END OF THE PAGE

Counterparts

11.15 This Agreement may be executed in as many counterparts as may be necessary or by facsimile and each such agreement or facsimile so executed will be deemed to be an original and such counterparts together will constitute one and the same instrument.

This Agreement has been executed by the parties hereto on the day and year first above written.

/s/ Benjamin Martin Pickard

BENJAMIN MARTIN PICKARD

PLYMOUTH ROCK TECHNOLOGIES INC.

Per: /s/ Dana Wheeler
 Authorized Signatory

TETRA DRONES LTD

Per: /s/ Benjamin Martin Pickard
 Director